Exhibit 3.15

VICTORIA FINE FOODS, LLC
AMENDED AND RESTATED
LIMITED LIABILTY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of VICTORIA FINE FOODS, LLC (the “Company”) is made and entered into as of this 2nd day of December, 2016, by Victoria Fine Foods Holding Company, a Delaware corporation (the “Member”), the sole member of the Company.

R E C I T A L S:

A.                                    The Company was formed as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (the “Act”) pursuant to the filing of the Certificate of Formation (the “Certificate”) with the Office of the Secretary of State of the State of Delaware.

B.                                    The Member desires to amend and restate the Company’s Operating Agreement, dated as of February 1, 2011 (the “Old Agreement”) to set forth certain provisions as to the governance and management of the Company.

NOW, THEREFORE, the Member, by entering into this Agreement, desires to provide for the structure and operation of the Company as a limited liability company pursuant to and in accordance with the Act, and hereby agrees as follows:

1.                                      Purpose.  The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

2.                                 Place of Business.       The main office of the Company is located at Four Gatehall Drive, Parsippany, NJ 07054.

3.                                 Member.  The name and address of the Member are:

Victoria Fine Foods Holding Company

Four Gatehall Drive

Parsippany, NJ 07054

4.                                 Management.

(a)                                 The business and affairs of the Company shall be managed by the Member. The Member shall have, to the fullest extent permitted by the Act, full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company, to make all decisions regarding such matters and to perform any and all acts and to engage in any and all activities necessary, customary or incident to the management of the business, affairs and properties of the Company. The Member shall have authority to execute on behalf of the Company all contracts, deeds, mortgages, bonds, contracts, leases and all other documents, agreements and instruments.

(b)                                 The Member may, by written instrument executed by the Member, appoint a board of directors, officers and agents of the Company to which the Member may delegate such duties, responsibilities and authority as shall be provided in such instrument. Any director or officer may be removed at any time by written instrument executed by the Member. Only the Member and directors, officers and agents of the Company authorized by the Member to bind the Company by written instrument executed by the Member shall have the authority to bind the Company.

5.                                      Units; Initial Capitalization. Interests in the Company shall be represented by units of limited liability company interests (each, a “Unit”). The Company, as of the date hereof, shall have one authorized class of Units, which shall be composed of 1,000 Units, all of which as of the date hereof, are owned by the Member. The ownership by a holder of Units shall entitle such holder to allocations of profits and losses and other items and distributions of cash and other property as set forth herein. Units shall not be certificated. For purposes of this Agreement, Units held by the Company or any of its subsidiaries shall be deemed not to be outstanding.

6.                                      Title to Company Property. All real and personal property shall be acquired in the name of the Company and title to any property so acquired shall vest in the Company itself rather than in the holders of the Units.

7.                                      Compensation of Member. The Member shall be reimbursed for all expenses incurred in managing the Company and shall, at the election of the Member, be entitled to compensation for its management services, in an amount to be determined from time to time by the Member.

8.                                      Distributions. Distributions shall be made to the members (in cash or in kind) at the times and in the amounts determined by the Member and as permitted by applicable law.

9.                                      Tax Elections. The Member may make any tax elections for the Company allowed under the Internal Revenue Code of 1986, as amended, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

10.                               Transferability of Units. The Units are transferable either voluntarily or by operation of law. All or any portion of the Units may be sold, assigned, transferred, exchanged, mortgaged, pledged, granted, hypothecated, encumbered or otherwise transferred (whether absolutely or as security). Upon the transfer of the Units, the transferee shall be admitted as a member at the time of the transfer and shall obtain all of the rights appurtenant to being a member of the Company.

11.                               Admission of Additional Members. Additional members of the Company may be admitted to the Company at the direction of the Member. In the event that any additional members are added, this Agreement shall be construed to apply to all of the members, and the additional members shall be required to either: (i) enter into, ratify and approve this Agreement; or (ii) execute a new operating agreement after the Member has terminated this Agreement. Unless otherwise required by the Act (or any other valid law or regulation to which the Company is subject), if additional members have been added to the Company and this Agreement has not been terminated or modified, the decisions of the members owning at least a majority of the Units in the Company shall constitute the decisions of the Member for purposes of the interpretation of this Agreement.

12.                               Liability of Members. No holder of Units shall have any liability for any debt, obligation or liability of the Company or for the acts or omissions of any other member, director, officer, agent or employee of the Company except to the extent expressly required by the Act. The failure of any holders of the Units to observe any formalities or requirements relating to the exercise of the powers of the Member or the management of the business and affairs of the Company under this Agreement or the Act shall not, by itself, be grounds for imposing personal liability on the members for liabilities of the Company.

13.                               Indemnification.

a.                                      The Company shall indemnify the Member and such other persons as are identified by the Member by written instrument executed by the Member as entitled to be indemnified under this section for all costs, losses, liabilities and damages paid or accrued by the Member or any such other person in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of Delaware. In addition, the Company shall advance costs of defense of any proceeding to the Member or any such other person upon receipt by the Company of an undertaking by or on behalf of the Member or such other person to repay such amount if it shall ultimately be determined that the Member or such other person is not entitled to be indemnified by the Company.

b.                                           Nothing in this Agreement shall serve to amend, repeal or otherwise modify the indemnification provisions set forth in the Old Agreement in any manner that would adversely affect the rights under the Old Agreement of individuals that were, immediately prior to the Closing (as defined in that certain Securities Purchase Agreement, dated as of December 2, 2016, by and among B&G Foods North America, Inc., the Member, the Stockholders of the Member listed therein and Huron Capital Partners LLC (as the sellers’ representative)), managers, directors, members, officers or employees of the Company.

14.                               Dissolution.

(a)                                 The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written direction of the Member, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. The death, dissolution, retirement, resignation, expulsion or bankruptcy of the Member or the occurrence of any other event that terminates the continued membership of the Member shall not cause a dissolution of the Company.

(b)                                 Upon dissolution, the Company shall cease carrying on any and all activities other than the winding up of its business, but the Company is not terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of cancellation has been filed pursuant to the Act. Upon the winding up of the Company, the assets of the Company shall be distributed: (i) first to creditors, including any member if such member is a creditor, to the extent permitted by law, in satisfaction of the liabilities of the Company, whether by payment or the making of reasonable provision for payment thereof; and (ii) then to the members, pro rata based on their percentage ownership of the Company. Such distributions shall be in cash or property or partly in both, as determined by the Member.

15.                               Conflicts of Interest. Nothing in this Agreement shall be construed to limit the right of the members to enter into any transaction that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company. No member violates a duty or obligation to the Company merely because the conduct of such member furthers the interests of such member. A member may lend money to and transact other business with the Company. The rights and obligations of the members upon lending money to or transacting business with the Company are the same as those of a person who is not a member, subject to other applicable law. No transaction with the Company shall be void or voidable solely because a member has a direct or indirect interest in the transaction.

16.                               Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Delaware, without reference to the conflict of law rules of that or any other jurisdiction.

17.                               Entire Agreement. This Agreement represents the entire agreement by the Member and the Company and supersedes all prior oral and written agreements by the Member and the Company pertaining to the subject matter hereof.

18.                               Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

19.                               Rights of Creditors and Third Parties. This Agreement is entered into by the Member solely to govern the operation of the Company. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any other agreement between the Company and the Member, with respect to the subject matter hereof.

20.                               Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the Member.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

MEMBER:

VICTORIA FINE FOODS HOLDING COMPANY

By:	/s/ Thomas P. Crimmins
	Name:	Thomas P. Crimmins
	Title:	Executive Vice President